Exhibit 10.1

EXECUTION VERSION

THIS AMENDED AND RESTATED TRANSACTION AND MONITORING FEE AGREEMENT (this “Agreement”) is dated as of November 20, 2007, and is by and between ReAble Therapeutics, Inc. (f/k/a, Encore Medical Corporation), a Delaware corporation which, following the consummation of the Transactions (as defined in Paragraph 3 of the Background, below), intends to change its name to “DJO Incorporated” (the “Company”), and Blackstone Management Partners V L.L.C., a Delaware limited liability company (“BMP”).

BACKGROUND

1.             The Company and BMP are parties to that certain Transaction and Monitoring Fee Agreement, dated as of November 3, 2006 (the “Current Transaction and Monitoring Fee Agreement”), pursuant to which, among other things, BMP has provided certain financial and structural analysis, due diligence investigation, corporate strategy, and other financial advisory services to the Company.

2.             ReAble Therapeutics Finance LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Parent”), and Reaction Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Merger Parent (“Merger Sub”), and an entity currently known as DJO Incorporated, a Delaware Corporation which, following the consummation of the Transactions, intends to change its name to “DJO Opco Holdings, Inc.” (“DJO Opco Holdings”), are parties to that certain Agreement and Plan of Merger, dated as of July 15, 2007 (the “Merger Agreement”), pursuant to which at the “Effective Time” (as defined in the Merger Agreement) Merger Sub shall be merged with and into DJO Opco Holdings, and DJO Opco Holdings shall thereafter be a wholly-owned subsidiary of the Company (the “Merger”).

3.             BMP has expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to the Company, DJO Opco Holdings, and their respective businesses, and has facilitated the transactions referred to above and certain other related transactions (collectively, the “Transactions”) through its provision of financial and structural analysis, due diligence investigations, negotiation assistance, corporate strategy and other financial advisory services with all relevant parties to the Transactions, including in connection with the financing of certain of the Transactions as contemplated by the Merger Agreement.

4.             The Company desires to continue to avail itself, for the term of this Agreement, of BMP’s expertise and services as aforesaid, which the Company believes will be beneficial to it, and BMP desires to continue to make such expertise available and provide such services to the Company on the terms, and subject to the conditions set forth in this Agreement by amending and restating in its entirety the Current Transaction and Monitoring Fee Agreement.

In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1.         Transaction and M&A Advisory Fees.  In consideration of BMP undertaking financial and structural analysis, due diligence investigations, negotiation assistance, corporate strategy and other financial advisory services necessary in order to enable the Transactions to be consummated, the Company will pay BMP at the Effective Time (i) a non-refundable and irrevocable transaction fee of $15,000,000, and (ii) $600,000 in reimbursement for certain Out-of-Pocket Expenses (as defined in Section 5, below) incurred by BMP in connection with its due diligence investigations in the Transactions.  In consideration of the merger and acquisition advisory group of Blackstone Advisory Services, L.P. (“BAS”), an

Affiliate (as defined in Section 3(a), below) of BMP, rendering strategic and other advice and negotiation assistance to the Company on behalf of BMP in connection with identifying and evaluating certain potential transactions, the Company will also pay to BAS, at the Effective Time, a non-refundable and irrevocable advisory fee of $3,000,000.

SECTION 2.         Appointment.  The Company hereby engages BMP to render the Services (as defined in Section 3(a), below) on the terms and subject to the conditions of this Agreement.

SECTION 3.         Services.

(a)           BMP agrees that until the Termination Date (as defined in Section 8, below) or the earlier termination of its obligations under this Section 3(a) pursuant to Section 4(f) hereof, it will render to the Company, by and through itself and its Affiliates, and such of their respective, directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives collectively, “Representatives”) monitoring, advisory and consulting services in relation to the affairs of the Company and its subsidiaries, including, without limitation, (i) advice regarding the structure, distribution and timing of private or public debt or equity offerings and advice regarding relationships with the Company’s and its subsidiaries’ lenders and bankers, including in relation to the selection, retention and supervision of independent auditors, outside legal counsel, investment bankers or other financial advisors or consultants, (ii) advice regarding the strategy of the Company and its subsidiaries, (iii)  advice regarding the structuring and implementation of equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Company, (iv) general advice regarding dispositions and/or acquisitions and (v) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by the Company (collectively, the “Services”).  However, BMP will have no obligation to provide any other services to the Company absent an agreement between BMP and the Company regarding the scope of such other services and the compensation therefor.  For the purposes of this Agreement, “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended; provided, that the Company and its subsidiaries shall be deemed not to be Affiliates of BMP and its Affiliates for the purposes of this Agreement. For the purposes of this Agreement, “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

(b)           It is expressly agreed that the Services to be rendered hereunder will not include investment banking or other financial advisory services which may be provided by BMP or its Affiliates or their respective Representatives to the Company or any of its Affiliates, in connection with any specific acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction by the Company or any of its subsidiaries.  BMP may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of the Company or such subsidiary, on the one hand, and BMP or its relevant Affiliates or their respective Representatives, on the other hand.  In the absence of an express agreement regarding compensation for such services performed by BMP or its Affiliates, or their respective Representatives in connection with any such transaction specified in this Section 3(b), and without regard to whether any such services were performed, BMP shall be entitled to receive upon consummation of:

(i)            any such acquisition, divestiture, disposition, merger, consolidation, restructuring or recapitalization, a non-refundable and irrevocable fee equal to (x) one percent (1%)

of the aggregate enterprise value of the acquired, divested, merged, consolidated, restructured or recapitalized entity (calculated, on a consolidated basis for such entity, as the sum of (1) the market value of its common equity (or the fair market value thereof if not publicly traded), (2) the value of its preferred stock (at liquidation value), (3) the book value of its minority interests and (4) its aggregate long- and short-term debt, less its cash and cash equivalents), or (y) if such transaction is structured as an asset purchase or sale, one percent (1%) of the consideration paid for or received in respect of the assets acquired or disposed of;

(ii)           any such refinancing, a non-refundable and irrevocable fee equal to one percent (1%) of the aggregate value of the securities subject to such refinancing; and

(iii)          any such issuance, a non-refundable and irrevocable fee equal to one percent (1%) of the aggregate value of the securities subject to such issuance.

(c)           Without affecting the rights of BMP under Section 3(b) hereof, if the Company or any of its subsidiaries determines that it is advisable for the Company or such subsidiary to hire a financial advisor, consultant, investment banker or any similar advisor in connection with any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction, it will notify BMP of such determination in writing.  Promptly thereafter, upon the request of BMP, the parties will negotiate in good faith to agree upon appropriate services, compensation and indemnification for the Company or such subsidiary to hire BMP or its Affiliates or their respective Representatives for such services.  The Company and its subsidiaries may not hire any Person, other than BMP or one of its Affiliates or their respective Representatives, to perform any such services unless all of the following conditions have been satisfied:  (i) the parties are unable to agree upon the terms of the engagement of BMP or any such Affiliate or Representative to render such services after thirty (30) days following receipt by BMP of such written notice; (ii) such other Person has a reputation that is at least equal to the reputation of BMP or any such Affiliate or Representative in respect of such services; (iii) ten (10) business days have elapsed after the Company or such subsidiary provides a written notice to BMP of its intention to hire such other Person, which notice shall identify such other Person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided; (iv) the compensation to be paid is not more than BMP or any such Affiliate or Representative was willing to accept in the negotiations described above; and (v) the indemnification to be provided is not more favorable to the Company or the applicable subsidiary than the indemnification that BMP or any such Affiliate or Representative was willing to accept in the negotiations described above.

SECTION 4.         Monitoring Fee.

(a)           In consideration of the Services being rendered by BMP, for the term of this Agreement, the Company will pay, or will cause to be paid, to BMP an annual non-refundable and irrevocable monitoring fee (the “Monitoring Fee”; the term “Monitoring Fee” as used in this Agreement with respect to any annual period means all amounts payable with respect to such annual period pursuant to Sections 4(b) or (c) hereof, as applicable; provided, that, notwithstanding anything to the contrary contained in this Agreement, the minimum annual Monitoring Fee payable to BMP beginning on January 1, 2008 and throughout the term of this Agreement shall be $7,000,000).

(b)           The parties acknowledge that the Monitoring Fee for the year ending December 31, 2007 was equal to $3,000,000 and was paid to BMP on January 1, 2007.

(c)           The annual Monitoring Fee for fiscal year 2008 and each subsequent year shall be equal the greater of $7,000,000 and two percent (2%) of Consolidated EBITDA (as defined in Section 4(g), below).  The Company will pay, or cause to be paid, to BMP, (i) $7,000,000 on January 1, 2008, and thereafter on January 1 of each subsequent year and (ii) within five (5) business days following the preparation of the Company’s consolidated annual financial statements for each fiscal year, an amount equal to the excess, if any, of two percent (2%) of Consolidated EBITDA for the immediately preceding fiscal year over $7,000,000, plus interest thereon from January 1 of the relevant year through the date of payment of such amount at an annual rate of ten percent (10%) computed and compounded daily.

(d)           In the event the Company or any of its subsidiaries enters into a business combination transaction with another entity that is large enough to constitute a “significant subsidiary” of the Company under any of the relevant tests contained in Regulation S-X as promulgated by the Securities and Exchange Commission, the Company and BMP will mutually agree, following good faith negotiations, on an appropriate increase in the minimum annual Monitoring Fee as warranted by the increase in the Company’s size.  Such increase will be based on the percentage increase in the Company’s Consolidated EBITDA determined on a pro forma basis giving effect to such business combination transaction.

(e)           To the extent the Company cannot pay, or cause to be paid, the Monitoring Fee for any reason, including by reason of any prohibition on such payment pursuant to any applicable law or the terms of any debt financing of the Company or its subsidiaries, the payment by the Company or any of its subsidiaries to BMP of the accrued and payable Monitoring Fee will be payable immediately on the earlier of (i) the first date on which the payment of such deferred Monitoring Fee is no longer prohibited under any contract applicable to the Company and the Company or its subsidiaries, as applicable, is otherwise able to make such payment, or cause such payment to be made, and (ii) total or partial liquidation, dissolution or winding up of the Company.  Notwithstanding anything to the contrary herein, under any applicable law or under any contract applicable to the Company or its subsidiaries, any forbearance of collection of the Monitoring Fee by BMP shall not be deemed to be a subordination of such payments to any other Person or creditor of the Company or its subsidiaries.  Any such forbearance shall be at BMP’s sole option and discretion and shall in no way impair BMP’s right to collect such payments.  Any installment of the Monitoring Fee not paid on the scheduled due date will bear interest, payable in cash on each scheduled due date, at an annual rate of ten percent (10%), compounded quarterly, from the date due until paid; provided, that with respect to the payment specified in Section 4(c)(ii), such interest shall be in addition to, and not in lieu of, the interest specified in Section 4(c)(ii).

(f)            (i) Notwithstanding anything to the contrary contained in this Agreement, BMP may elect (in its sole discretion by the delivery of written notice to the Company) at any time in connection with or in anticipation of a change of control of the Company, a sale of all or substantially all of the Company’s assets or an initial public offering of common stock of the Company or its successor (or at any time thereafter) to receive, in consideration of the termination of the Services and for any remaining Monitoring Fees payable by the Company under this Agreement and in addition to any fees owing to BMP in connection with such transaction pursuant to Section 3(b) hereof, a single lump sum non-refundable and irrevocable cash payment (the “Lump Sum Fee”) equal to the then present value (using a discount rate equal to the yield to maturity on the date of such written notice of the class of outstanding U.S. government bonds having a final maturity closest to the twelfth (12th) anniversary of such written notice (the “Discount Rate”)) of all then current and future Monitoring Fees payable under this Agreement, assuming the Termination Date is the twelfth (12th) anniversary of the date of such election.  Promptly after the receipt of such written notice, the Company shall pay the Lump Sum Fee to BMP by wire transfer in same-day funds to the bank account designated by BMP, which payment shall not be refundable under any circumstances.  Following the payment of the Lump Sum Fee, the obligation of BMP to provide the Services hereunder, and the obligations of the Company to pay Monitoring Fees, shall be terminated, but all other provisions of this Agreement shall continue unaffected.

(ii)           To the extent the Company does not pay, or cause to be paid, any portion of the Lump Sum Fee by reason of any prohibition on such payment pursuant to any applicable law, the terms of any agreement or indenture governing indebtedness of the Company or its subsidiaries, any unpaid portion of the Lump Sum Fee shall be paid to BMP on the first date on which the payment of such unpaid amount is permitted under such agreement or indenture.  Notwithstanding anything to the contrary herein, under any applicable law or under any contract applicable to the Company or its subsidiaries, any forbearance of collection of the Lump Sum Fee by BMP shall not be deemed to be a subordination of such payments to any other Person or creditor of the Company or its subsidiaries.  Any such forbearance shall be at BMP’s sole option and discretion and shall in no way impair BMP’s right to collect such payments.  Any portion of the Lump Sum Fee not paid on the scheduled due date shall bear interest at an annual rate equal to the Discount Rate, compounded quarterly, from the date due until paid.

(g)           For the purposes of this Agreement, “Consolidated EBITDA” has the meaning specified in that certain Credit Agreement, dated as of November 20, 2007, among ReAble Therapeutics Finance LLC (which, following the consummation of the Transactions, intends to change its name to “DJO Finance LLC”), as “borrower”; ReAble Therapeutics Holdings LLC (which, following the consummation of the Transactions, intends to change its name to “DJO Holdings LLC”), as “holdings”; Credit Suisse, as “administrative agent, collateral agent, swing line lender and l/c issuer”; the “lenders” party thereto; and the other parties thereto.

SECTION 5.         Reimbursements.  In addition to the fees payable pursuant to this Agreement, the Company will pay, or cause to be paid, directly, or reimburse BMP and each of its Affiliates and their respective Representatives for, their respective Out-of-Pocket Expenses. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the out-of-pocket costs and expenses incurred by BMP and its Affiliates and their respective Representatives in connection with the Transactions and the Services or any other services provided by them under this Agreement or the Current Transaction and Monitoring Fee Agreement (including prior to the Effective Time), or in order to make Securities and Exchange Commission and other legally required filings relating to the ownership of capital stock of the Company or DJO Opco Holdings or their respective successors by BMP or its Affiliates (including, as applicable, the Company), or otherwise incurred by BMP or its Affiliates or their respective Representatives from time to time in the future in connection with the ownership or subsequent sale or transfer by BMP or its Affiliates (including, as applicable, the Company) of capital stock of the Company or DJO Opco Holdings or their respective successors, including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, retained by BMP or any of its Affiliates or their respective Representatives, (b) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by BMP or any of its Affiliates or their respective Representatives, and (c) transportation, per diem costs, word processing expenses or any similar expense not associated with BMP’s or its Affiliates’ or their respective Representatives ordinary operations.  All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds promptly upon or as soon as practicable following request for payment or reimbursement in accordance with this Agreement, to the bank account indicated to the Company by the relevant payee.

SECTION 6.         Indemnification.

The Company will indemnify and hold harmless BMP and its Affiliates, and their respective partners (both general and limited), members (both managing and otherwise), shareholders and Representatives (each such Person being an “Indemnified Party”) from and against any and all actions, claims, suits, investigations, proceedings, losses, damages, costs, expenses and liabilities, including in connection with seeking indemnification, whether joint or several, and also including, without limitation, reasonably attorneys’ fees and expenses and other litigation related expenses (the “Liabilities”), related to, arising out of or in connection with the Transactions, Services or any other services or transactions contemplated by this Agreement or the Current Transaction and Monitoring Fee Agreement (including, in each case, prior to the Effective Time) or the engagement of BMP pursuant to, and the performance by BMP or its Affiliates or their respective Representatives of the Services or other services or transactions contemplated by, this Agreement or the Current Transaction and Monitoring Fee Agreement (including, in each case, prior to the Effective Time), whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company.  The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto.  The Company agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened action, claim, suit, investigation or proceeding relating to the matters contemplated hereby or the Current Transaction and Monitoring Fee Agreement (including, in each case, prior to the Effective Time) (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability, without future obligation or prohibition on the part of the Indemnified Party, arising or that may arise out of such action, claim, suit, investigation or proceeding, and does not contain an admission of guilt or liability on the part of the Indemnified Party.  The Company will not be liable under the foregoing indemnification provision with respect to any particular Liability of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party.  The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted solely from the gross negligence or willful misconduct of such Indemnified Party.

The rights of an Indemnified Party to indemnification hereunder will be in addition to any other rights and remedies any such Person may have under any other agreement or instrument to which each Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under any law or regulation.

SECTION 7.         Accuracy of Information. The Company shall furnish or cause to be furnished to BMP and its Affiliates and their respective Representatives such information as BMP believes reasonably appropriate to rendering the Services and other services contemplated by this Agreement and to comply with the Securities and Exchange Commission or other legal requirements relating to the beneficial ownership by BMP or its Affiliates (including, as applicable, the Company) of equity securities of the Company or DJO Opco Holdings or their respective successors (all such information so furnished, the “Information”). The Company recognizes and confirms that BMP (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services and other services contemplated by this Agreement without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information and (iii) is entitled to rely upon the Information without independent verification.

SECTION 8.         Term.  This Agreement will become effective as of the Effective Time and (except as otherwise provided herein) will continue until the “Termination Date,” which is the earliest of (i) the twelfth (12th) anniversary of the date hereof and (ii) such earlier date as the Company and BMP may mutually agree upon in writing; provided, that (x) the occurrence of the Termination Date will not affect the obligations of the Company to pay, or cause to be paid, any amounts accrued but not yet paid as of such date, (y) Section 5 hereof will remain in effect after the Termination Date with respect to Out-of-Pocket Expenses that were incurred prior to or within a reasonable period of time after the Termination Date, but which have not been paid to BMP in accordance with Section 5 hereof, and (z) the provisions of this Section 8 and Sections 4(e), 4(f)(ii), 4(g) 6, 7, 9 and 10 hereof will survive after the Termination Date.  The Monitoring Fee will accrue and be payable with respect to the entire fiscal year of the Company in which the Termination Date occurs.

SECTION 9.             Disclaimer, Opportunities, Release and Limitation of Liability.

(a)           Disclaimer; Standard of Care.  BMP makes no representations or warranties, express or implied, in respect of the Services or any other services to be provided by it or any transactions (including, without limitation, the Transactions) with which it, its Affiliates or their respective Representatives have been, may be or become involved hereunder or under the Current Transaction and Monitoring Fee Agreement.  In no event shall BMP or its Affiliates or their respective Representatives be liable to the Company or any of its Affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of, as applicable BMP, or any such Affiliates or Representatives as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b)           Freedom to Pursue Opportunities.  In recognition that BMP and its Affiliates and their respective Representatives currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which BMP or its Affiliates or their respective Representatives may serve as an advisor, a director or in some other capacity, in recognition that BMP and its Affiliates and their respective Representatives have a myriad of duties to various investors and partners, in anticipation that the Company, on the one hand, and BMP (or one or more Affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, in recognition of the benefits to be derived by the Company hereunder, and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 9(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve BMP and its Affiliates and their respective Representatives.  Except as BMP may otherwise agree in writing after the date hereof:

                (i)            BMP and its Affiliates and their respective Representatives shall have the right:  (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries); (B) to directly or indirectly do business with any client or customer of the Company and its subsidiaries; (C) to take any other action that BMP or its Affiliates or their respective Representatives, as applicable, believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 9(b); and (D) not to present potential transactions, matters or business opportunities to the Company or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for themselves, and to direct any such opportunity to another Person.

                (ii)           BMP and its Affiliates and their respective Representatives shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its subsidiaries or to refrain from any actions specified in Section 9(b)(i) hereof, and the Company, on its own behalf and on behalf of its subsidiaries, hereby irrevocably waives any right to require BMP or any of its Affiliates or their respective Representatives to act in a manner inconsistent with the provisions of this Section 9(b).

                (iii)          Neither BMP nor any of its Affiliates or their respective Representatives shall be liable to the Company or any of its subsidiaries for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 9(b) or of any such Person’s participation therein.

(c)           Release.  The Company, on behalf of it and its subsidiaries, hereby irrevocably and unconditionally releases and forever discharges BMP and its Affiliates and their respective partners (both general and limited), members (both managing and otherwise), and Representatives from any and all Liabilities in connection with the Services or any other services or transactions contemplated by this Agreement or the Current Transaction and Monitoring Fee Agreement (including, in each case, prior to the Effective Time) or the engagement of BMP pursuant to, and the performance by BMP and its Affiliates and their respective Representatives of the Services or any other services or their respective involvement with any transaction (including, without limitation, the Transactions) contemplated by, this Agreement or the Current Transaction and Monitoring Fee Agreement (including, in each case, prior to the Effective Time) that the Company or any of its subsidiaries may have, or may claim to have, on or after the date hereof, except with respect to any act or omission that constitutes gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction.

(d)           Limitation of Liability.  In no event will BMP or any of its Affiliates or any of their respective Representatives be liable to the Company or any of its subsidiaries for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third-party claims (whether based in contract, tort or otherwise), relating to, in connection with or arising out of this Agreement or the Current Transaction and Monitoring Fee Agreement (including, in each case, prior to the Effective Time), including, without limitation, the services to be provided by BMP or any of its Affiliates or any of their respective Representatives hereunder or which have been provided by such Persons under the Current Transaction and Monitoring Fee Agreement, or for any act or omission that does not constitute gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction or in excess of the fees actually received by BMP hereunder.

SECTION 10.           Miscellaneous.

(a)           No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by each of the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b)           Any notices or other communications required or permitted hereunder shall be made in writing and will be sufficiently given if delivered personally, sent by facsimile or electronic mail with confirmed receipt of successful transmittal, or sent by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to BMP:

c/o The Blackstone Group L.P.

345 Park Avenue

31st Floor

New York, New York 10154

Attention: Chinh E. Chu

Facsimile: (212) 583-5573

E-mail: chu@blackstone.com

With a copy, which shall not constitute notice to BMP, to:

Reed Smith LLP
599 Lexington Ave., 29th Floor

New York, New York 10022

Attention: Mark G. Pedretti, Esq.

Facsimile: (212) 521-5450

E-mail: mpedretti@reedsmith.com

if to the Company:

ReAble Therapeutics, Inc. (and after the name change referred to above, to “DJO Incorporated”)

1430 Decision Street

Vista, California 92081

Attention: Donald M. Roberts, Esq.

Facsimile: (760) 734-3536

E-mail: don.roberts@djortho.com

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by facsimile or electronic mail upon receipt by the sender of successful transmittal, and (ii) one business day after being sent by overnight courier.

(c)           This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d)           This Agreement will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any conflicts of law principles that would require the application of the laws of a jurisdiction other than the State of New York.

(e)           Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.  Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above.  Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction.  Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10(b) hereof is reasonably calculated to give actual notice.

(f)            Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of BMP; provided, however, that BMP may, without the prior consent of the Company, assign or transfer its duties or interests hereunder to any Affiliate at the sole discretion of BMP. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the next sentence, no Person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that (i) BAS, with respect to the second sentence of Section 1 hereof, and (ii) Indemnified Parties that are not parties hereto, with respect to Section 6 hereof, are, in each case, intended to be third-party beneficiaries hereunder.

(g)           This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile or electronic mail (via .pdf counterpart)), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(h)           Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(i)            Each payment made by the Company pursuant to this Agreement shall be paid by wire transfer of immediately available federal funds to such account or accounts as specified by BMP to the Company prior to such payment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement as of the date first written above.

BLACKSTONE MANAGEMENT PARTNERS V L.L.C.

By:	/s/ Chinh E. Chu
Chinh E. Chu
Authorized Person

REABLE THERAPEUTICS, INC.

By:	/s/ Harry L. Zimmerman
Name: Harry L. Zimmerman
Title: Executive Vice President, General Counsel, Secretary and Assistant Treasurer

[Signature Page to Amended and Restated Transaction and Monitoring Fee Agreement]